Exhibit 11.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Regulation A Offering Statement of Himalaya Technologies, Inc. on Form 1-A of our report dated October 27, 2023 which includes an explanatory paragraph as to the Himalaya Technologies, Inc.’s ability to continue as a going concern, relating to our audit of the consolidated balance sheet as of July 31, 2023 and July 31, 2022, and the consolidated statements of operations, stockholders’ deficit and cash flows for the years ended July 31, 2023 and July 31, 2022.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Houston, Texas

November 17, 2023